                                 Exhibit No. 99

                      SAGE, INC. TO ACQUIRE FAROUDJA, INC.

ACQUISITION BRINGS TOGETHER THE LEADING IMAGE PROCESSING AND VIDEO ENHANCEMENT TECHNOLOGIES FOR DIGITAL DISPLAYS

SAN JOSE, Calif. and SUNNYVALE, Calif., Feb. 22 /PRNewswire/ -- Sage, Inc. (Nasdaq: SAGI - news), a leading supplier of digital display processors, and Faroudja, Inc. (Nasdaq: FDJA - news), a world leader in high performance video processing technologies, today announced that they have signed a definitive agreement for Faroudja to merge into a wholly owned subsidiary of Sage in a stock-for-stock transaction.

Each share of Faroudja will be converted into .285 shares of Sage common stock. The stockholders of Faroudja will receive approximately 3.9 million shares of Sage common stock, valued at approximately $155 million based on Sage's closing price on February 18, 2000. The merger is expected to be tax-free to Faroudja stockholders. The transaction has been unanimously approved by the boards of directors of both companies and is expected to close in the quarter ending June 30, 2000, subject to approval by each company's shareholders. The transaction, which will be accounted for as a purchase, is expected to become accretive to Sage's cash earnings per share during calendar 2001.

"Sage is very excited to be working with Faroudja's talented team," said Chandra Reddy, CEO of Sage. Mr. Reddy, who will lead the combined organization added, "Sage's leading position in display processing, combined with Faroudja's video enhancement expertise, well-respected brand and extensive patent portfolio presents many new opportunities. Together, we will provide the premier solutions for today's display devices and be well positioned to provide a best-of-class imaging solution for a new generation of displays for PCs, TVs, and digital appliances. Combining the companies will enable us to accelerate the development of new, high value-added IC products to address these and other emerging digital video applications. The combined business will be significantly stronger in terms of technology, marketing, distribution and financial perspectives with a total market opportunity of hundreds of millions of units annually."

"Sage and Faroudja have already worked closely together under our existing joint licensing and development agreement and both sides are very pleased with the results to date," observed Glenn W. Marschel, Jr., President and CEO of Faroudja, who will be joining the Sage Board at the closing of the transaction. "We at Faroudja have spoken consistently of our strategy of developing and marketing high-performance chips for emerging display markets. Sage has proven to be the pacesetter in achieving rapid time-to-market for digital display processors, and we believe that together we can rapidly deliver a superset of imaging and video functionality in a single-chip design. Sage has already developed a strong distribution and customer support network for these chip products."

Chandra Reddy commented further, "This is a highly strategic acquisition for Sage. We will continue to operate the Faroudja home theater and broadcast businesses as separate units in the same manner as our traditional systems business. However we plan to combine our semiconductor interests to form a single business group focused on providing a full range of breakthrough video solutions to the world's leading display manufacturers."

About Sage Inc.

Sage Inc. is a leading supplier of digital display processing electronics. Sage delivers cost-efficient, ASIC and board-level, solutions that effectively take video from any source in any format and process it for display on any screen at any resolution. Through increasing levels of integration in successive generations of its controllers, Sage is helping drive down system costs for display manufacturers, thereby accelerating the adoption of new display technologies by mainstream PC markets, such as digital desktop monitors, and by consumer electronics markets, such as flat TVs and micro displays for digital appliances.

About Faroudja, Inc.

Faroudja is a world leader in high performance video processing technologies for markets requiring superior image quality solutions. Faroudja provides innovative products for the HDTV broadcast, home theater, digital television and PC/TV convergence markets. Faroudja's technologies are protected by more than 60 patents. Faroudja has received numerous awards, including an Emmy award for Engineering Development and a Lifetime Achievement Emmy presented in June 1998 to its founder, Yves Faroudja.

This press release contains forward-looking statements concerning the intentions and expectations of Sage and Faroudja concerning the effects of the merger of the two companies. These intentions and expectations are subject to risks, uncertainties and other factors, many of which are outside their control. These factors include uncertainties in operating results, difficulties in integrating the two companies, delays in achieving developmental milestones, the impact of competitive products and pricing, changing display device standards, the failure of the digital display market to develop and grow as expected, the impact of losses of key personnel and difficulties in hiring replacements under current tight labor market conditions, and other risks set forth under the caption "Risk Factors" in the final registration statement relating to Sage's recent initial public offering dated November 11, 1999 and under the caption "Factors Affecting Future Operating Results" in Faroudja's Annual Report on Form 10-K for the year ended December 31, 1998, in its quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, September 30, 1999 and other filings with the SEC.



                                       7